Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

KARTOON STUDIOS, INC.

DESIGNATING

SERIES D PARTICIPATING PREFERRED STOCK

(Pursuant to Nevada Revised Statutes § 78.1955)

______________________________

Kartoon Studios, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, hereby certifies that, pursuant to the authority granted by the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Nevada Revised Statutes § 78.1955, the Board of Directors of the Corporation (hereinafter being referred to as the “Board of Directors” or the “Board”), at a meeting duly called and held on July 1, 2026, has adopted the following resolution with respect to the powers, designations, number of shares, preferences, and the relative participating, optional, and other special rights, and the qualifications, limitations, and restrictions of a series of Preferred Stock:

RESOLVED, that, pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation, the powers, designations, number of shares, preferences, and the relative participating, optional, and other special rights, qualifications, limitations, and restrictions of the Series D Participating Preferred Stock are as follows:

1.                  Designation and Amount. The shares of such series shall be designated as “Series D Participating Preferred Stock” (the “Series D Preferred Stock”). The Series D Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting the Series D Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors prior to issuance; provided, that no decrease shall reduce the number of shares of the Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into the Series D Preferred Stock; provided, further, that if more than a total of 300,000 shares of Series D Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Preferred Stock Rights Agreement, dated as of July 1, 2026, by and between the Corporation and VStock Transfer, LLC, a California limited liability company, as Rights Agent, the Board of Directors of the Corporation shall direct by resolution or resolutions that a certificate be properly executed and filed in accordance with the provisions of Nevada Revised Statutes § 78.1955, providing for the total number of shares of Series D Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

1.                  Dividends and Distributions.

(a)               Subject to the rights of the holders of any shares of any series of Preferred Stock of the Corporation (the “Preferred Stock”) (or any similar stock) ranking prior and superior to the shares of Series D Preferred Stock with respect to dividends, the holders of shares of the Series D Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and of any other stock of the Corporation ranking junior to the Series D Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the last day of January, April, July, and October in each fiscal year of the Corporation (each such date being referred to as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) subject to any provision for adjustment in this Certificate of Designation, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. If the Corporation at any time after July 1, 2026 (the “Rights Dividend Declaration Date”) (A) declares and pays any dividend on the Common Stock payable in the form of shares of Common Stock, (B) subdivides the outstanding Common Stock, or (C) combines or consolidates the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which will be the total number of shares of Common Stock outstanding immediately after the occurrence of such event and the denominator of which will be the total number of shares of Common Stock that were outstanding immediately prior to the occurrence of such event.

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(b)               The Corporation will declare a dividend or distribution on the Series D Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), except that if no dividend or distribution has been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, then a dividend of $1.00 per share on the Series D Preferred Stock will nevertheless be payable out of funds of the Corporation legally available for the payment of dividends or other distributions on such subsequent Quarterly Dividend Payment Date (it being understood that the actual payment of such dividend may be deferred if prohibited under any of the Corporation’s debt instruments).

(c)               Dividends will begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series D Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares that are outstanding at such time. The Board may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof.

2.                  Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

(a)               Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. If the Corporation at any time after the Rights Dividend Declaration Date (i) declares any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock, or (iii) combines or consolidates the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event will be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)               Except as otherwise provided in this Certificate of Designation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, in the Articles of Incorporation or Bylaws of the Corporation, and except as required by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)               Except as set forth in this Certificate of Designation, or as required by law, the holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

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3.                  Certain Restrictions.

(a)               The Corporation will not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series D Preferred Stock unless concurrently therewith it will declare a dividend on the Series D Preferred Stock as required by Section 2.

(b)               Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                 declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series D Preferred Stock;

(ii)              declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)            redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series D Preferred Stock, provided that, the Corporation may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation, or winding up) to the Series D Preferred Stock or rights, warrants, or options to acquire such junior stock; or

(iv)             redeem or purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)               The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, pursuant to Section 4(b), purchase or otherwise acquire such shares at such time and in such manner.

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4.                  Reacquired Shares of Preferred Stock. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

5.                  Liquidation, Dissolution, or Winding Up.

(a)               Upon any liquidation, dissolution, or winding up of the Corporation, voluntary or otherwise, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock will have received an amount per share (the “Series D Liquidation Preference”) equal to the greater of (i) $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) the Adjustment Number multiplied by the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution, or winding up of the Corporation. The “Adjustment Number” will initially be 1,000. If the Corporation at any time after the Rights Dividend Declaration Date (A) declares and pays any dividend on the Common Stock payable in the form of shares of Common Stock, (B) subdivides the outstanding Common Stock, or (C) combines or consolidates the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event will be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)               If there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other classes and series of Preferred Stock, if any, that rank on a parity with the Series D Preferred Stock, then the assets available for distribution will be distributed ratably to the holders of the Series D Preferred Stock and such parity shares in proportion to their respective liquidation preferences.

(c)               None of the merger, consolidation, or other business combination of the Corporation into or with another entity or the merger, consolidation, or other business combination of any other entity into or with the Corporation (nor the sale, lease, exchange, or conveyance of all or substantially all of the property, assets, or business of the Corporation) shall be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 6.

6.                  Consolidation, Merger, etc. If the Corporation enters into any consolidation, merger, combination, conversion, share exchange, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock, securities, cash, or any other property (payable in kind), then in any such case the shares of Series D Preferred Stock will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

7.                  No Redemption. The shares of Series D Preferred Stock shall not be redeemable from any holder.

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8.                  Rank. The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Series D Preferred Stock, unless the terms of any such series shall provide otherwise.

9.                  Amendment. At such time as any shares of Series D Preferred Stock are outstanding, if any proposed amendment to the Articles of Incorporation (including this Certificate of Designation) or the Company’s Bylaws would materially alter, change, or repeal any of the preferences, powers, or special rights given to the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely, then the holders of the Series D Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series D Preferred Stock, voting separately as a single class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by Nevada Revised Statutes.

10.              Fractional Shares. Series D Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series D Preferred Stock.

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IN WITNESS WHEREOF, the undersigned have signed and attested this Certificate of Designation this 1st day of July 2026.

KARTOON STUDIOS, INC. By: /s/ Andy Heyward Name: Andy Heyward Title: Chief Executive Officer

Attest:

/s/ Michael A. Jaffa

Michael A. Jaffa, Secretary

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